Exhibit 10.01

                                    COLORADO
                              VENTURE AGREEMENT OF
                         MID-POWER RESOURCE CORPORATION
                   AND EDWARD MIKE DAVIS AND/OR HIS DESIGNEES

This Venture Agreement ("Agreement") is entered into this 24th day of September 2002, by and between Mid-Power Resource Corporation ("Mid-Power") and Edward Mike Davis and/or his designees ("Davis"), collectively the Parties.

The parties hereto agree that this Venture Agreement shall cover all of Township 3 South, Ranges 49,50 and 51 West, and the Otis #2 Prospect, Township 2 North, Range 50 West, all in Washington County, Colorado.

Mid-Power hereby agrees to advance to Davis $750,000.00 upon signing of this Venture Agreement to pay for all costs up to $750,000.00 associated with acquiring lands and leases, shooting and interpreting seismic, geology, drilling and completing wells and any and all other expenses incurred in the above described Township and Ranges and the Otis #2 Prospect for Davis to identify drilling prospects. Mid-Power shall earn a 35% working interest based on an 80% net revenue interest equating to a 28% net revenue interest in the spacing unit of any well drilled and completed, ready to sell oil and/or gas using the above $750,000.00, in the Township and Ranges and the Otis #2 Prospect described above, as designated by Davis and approved by the State of Colorado Oil and Gas Conservation Commission. Davis does not warrant title either expressed or implied on any of the lands mentioned above except by through and under Davis.

After the $750,000.00 is spent, Mid-Power shall have the continuing right to earn the above stated interest in designated spacing units within the Township and Ranges and the Otis #2 Prospect described above by electing to drill as mentioned above when notified by Davis immediately and Mid-Power paying 100% of all cost to drill and complete a well ready to sell oil and/or gas. Further, should Mid-Power not elect to continue the right to earn at any point, then in that event, Mid-Power shall earn only the designated spacing units previously earned and shall no longer have any further rights in the Township and Ranges and the Otis #2 Prospect described above.

The Parties shall enter into an AAPL 610-1989 Operating Agreement, like the one used by the Parties on the Lohman 2A-14 well in Colusa County, California, naming Davis or his designee as Operator. This Operating Agreement shall provide for a One Hundred Percent (100%) Non-Consent Penalty and any other modifications to be mutually agreed upon by the Parties hereto. There will also be attached to the Operating Agreement, a COPAS 1984 Onshore Accounting Procedure providing for a $1,250.00 per month producing well change for the Well drilled pursuant to this Agreement. In the event there is a conflict between the terms of the Operating Agreement and this Agreement, the Provisions of this Agreement shall prevail.

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All operations on the above Lands shall be conducted in accordance with the
Terms and Conditions of the underlying Oil and Gas Leases and all related Agreements and in accordance with the rules and regulations of the State of Colorado Oil and Gas Conservation Commission and any and all governmental bodies.

Mid-Power and Davis hereby agree to treat this Letter Agreement as a Tax Partnership and further agree that all allowable tax deductions generated by this Venture shall be allocated to the party whose funds have been used to pay such costs.

A Colorado Venture Agreement account between Mid-Power and Davis shall be opened at the Bank of America in Las Vegas, Nevada.

It is agreed by the Parties hereto that a fully executed fax copy of this Agreement shall be deemed the same as a fully executed Original Agreement.

This agreement shall be binding upon and inure to the benefit of each Party, their respective Legal Representatives, Heirs and Assigns.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date set forth above.

PARTIES:

Mid-Power Resource Corporation

/s/ James W. Scott
-----------------------------------
By:  James W. Scott, President


/s/ Edward M Davis
-----------------------------------
Edward Mike Davis